Exhibit 10.12

EXECUTION VERSION

EMPLOYMENT AGREEMENT

KEVIN GILL

EMPLOYMENT AGREEMENT (the “Agreement”) dated November 11, 2013 by and between Summit Materials Holdings L.P. (the “Company”) and Kevin Gill (“Executive”).

The Company desires to employ Executive and to enter into an agreement embodying the terms of such employment;

Executive desires to accept such employment and enter into such an agreement;

In consideration of the promises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 6 of this Agreement, Executive shall be employed by the Company hereunder for a period commencing on May 21, 2013 (the “Commencement Date”) and ending on the third anniversary of the Commencement Date (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that (a) commencing with the third anniversary of the Commencement Date and on each anniversary thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 60 days prior written notice before the next Extension Date that the Employment Term shall not be so extended and (b) if the Company is dissolved pursuant to the terms of the LP Agreement (a “Dissolution”), then the Employment Term shall automatically and immediately be terminated and, except as expressly provided in Section 6(d), no Person shall have any obligation hereunder except to the extent such obligation arose prior to, or directly as a result of, such termination.

2. Position.

a. During the Employment Term, Executive shall serve as the Chief Human Resource Officer of the Company. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the General Partner (the “Board”). If requested by the General Partner of the Company (the “General Partner”), Executive shall also serve as a member of the board of directors (and any committees thereof) of any of the Company’s affiliates, without additional compensation.

b. During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Sections 7 and 8.

3. Compensation.

a. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $300,000 per annum, payable in regular installments in accordance with the Company’s usual payment practices. The rate of Executive’s base salary will be reviewed annually by the Board, and may be increased (but not decreased). Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

b. With respect to each full or partial fiscal year during the Employment Term, Executive shall be eligible to earn an annual bonus (an “Annual Bonus”), with the amount of the Annual Bonus targeted at sixty percent (60%) of Executive’s Base Salary (the “Target Annual Bonus”) based upon the achievement of performance targets agreed to by the Board and Executive within the first three months of each fiscal year during the Employment Term (no later than June 30, 2013 for 2013), with a potential bonus of up to one hundred fifty percent (150%) of the Base Salary for extraordinary performance; provided, however, the Board, in its sole discretion, may appropriately adjust such performance targets in any fiscal year to reflect any merger, acquisition or divestiture effected by the Company during such fiscal year. The Annual Bonus, if any, shall be paid by the Company to Executive in a cash lump sum during the calendar year immediately following the fiscal year in which it is earned, promptly after the Company receives its audited financial statements with respect to the fiscal year in which the Annual Bonus was earned. The Annual Bonus shall be prorated for partial years of employment and, for fiscal year 2013, shall be paid no later than March 15, 2014.

c. No later than 30 days after the Commencement Date, the Company shall pay Executive a one-time sign-on bonus of $20,000.

d. The Company shall provide Executive a monthly automobile allowance of $1,000.

e. The Company shall provide Executive a relocation package described in Exhibit A.

f. Executive and the Company shall enter into separate agreements relating to the Company’s grant of equity awards to Executive.

4. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company. Executive’s medical benefits shall commence on August 1, 2013 and, for the interim period before such coverage begins, the Company shall reimburse Executive for the “COBRA” premiums he pays for continued medical coverage from his prior employer. In addition to standard Company holidays, Executive shall be entitled to three weeks of annual vacation (prorated for partial years of employment) in accordance with Company policies.

5. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

6. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days advance written notice of any resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

a. By the Company With Cause or By Executive Other Than As a Result of a Constructive Termination.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company with Cause (as defined below) and shall terminate automatically upon the effective date of Executive’s resignation other than as a result of a Constructive Termination (as defined in Section 6(c)); provided that Executive will be required to give the Company at least 60 days advance written notice of a resignation other than as a result of a Constructive Termination.

(ii) For purposes of this Agreement, “Cause” shall mean that the Board, based on information then known to the Company or the General Partner, determines in good faith (A) Executive’s willful or grossly negligent continued failure to substantially perform Executive’s material duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by the Company or the General Partner to Executive of such failure, (B) dishonesty in the performance of Executive’s material duties hereunder, (C) an act or acts on Executive’s part constituting, or plea of guilty or nolo contendere to a crime constituting, (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (D) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder or (E) Executive’s breach, in a material respect, of Sections 7 or 8 of this Agreement that is not cured (to the extent curable) for a period of 30 days following written notice by the Company or the General Partner to Executive of such breach. Notwithstanding anything herein to the contrary, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of the Board (after reasonable written notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board) finding that in the good faith opinion of the Board, the Executive has engaged in acts or omissions constituting Cause which are not curable or which have not been cured within the permitted cure period specified in the immediately-preceding sentence.

(iii) If Executive’s employment is terminated by the Company with Cause or if Executive resigns other than as a result of a Constructive Termination, Executive shall be entitled to receive:

(A) the Base Salary accrued through the date of termination, payable in accordance with the Company’s usual payment practices;

(B) any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 3(b) (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);

(C) reimbursement, within 60 days following submission by Executive to the Company of appropriate supporting documentation) for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of Executive’s termination of employment; and

(D) such fully vested and nonforfeitable Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company with Cause or resignation by Executive other than as a result of a Constructive Termination, except as set forth in this Section 6(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement, except as otherwise required by law.

b. Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of twelve (12) consecutive months to substantially perform Executive’s essential functions with or without a reasonable accommodation (such incapacity is hereinafter referred to as “Disability”). This definition of Disability shall be interpreted and applied consistent with the Americans With Disability Act, the Family Medical Leave Act, and other applicable law. Termination because of Disability will be effective upon the occurrence of such event and upon written notice to the Executive in accordance with Section 10(i) hereof.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A) the Accrued Rights; and

(B) a pro-rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 3(b) hereof in such year based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable to Executive pursuant to Section 3(b) had Executive’s employment not terminated (the “Pro-Rata Bonus”).

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 6(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c. By the Company Without Cause or Resignation by Executive as a result of a Constructive Termination.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation as a result of a Constructive Termination.

(ii) For purposes of this Agreement, a “Constructive Termination” shall mean any of the following, without the Executive’s prior written consent: (A) a material reduction in the Executive’s Base Salary or Target Annual Bonus; (B) a material diminution of the Executive’s authority, duties or responsibilities; (C) a required relocation of the Executive’s primary place of business by more than fifty (50) miles from Denver, Colorado; (D) the failure of the Company to pay or cause to be paid Executive’s Base Salary or Annual Bonus, when due hereunder or (E) any material breach by the Company of this Agreement or any agreement between the Company and the Executive relating to Executive’s compensation (including any equity awards); provided that either of the events described in clauses (A), (B), (C), (D) and (E) of this Section 6(c)(ii) shall constitute a Constructive Termination only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes such Constructive Termination; provided, further, that a “Constructive Termination” shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns as a result of a Constructive Termination, Executive shall be entitled to receive:

(A) the Accrued Rights; and

(B) subject to Executive’s continued compliance with the provisions of Sections 7 and 8 and execution, within 30 days after the date of Executive’s termination of employment, and non-revocation of a general release of claims against the Company and its affiliates in a form and substance reasonably satisfactory to the Company,

(1) continued payment of the Base Salary in accordance with the Company’s normal payroll practices, as in effect on the date of termination of Executive’s employment, until twelve months after the date of such termination (the “Severance Period”); and

(2) payment of Executive’s “COBRA” premiums until the earlier of the end of the Severance Period or when Executive is no longer eligible for COBRA coverage under applicable law.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation as a result of a Constructive Termination, except as set forth in this Section 6(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d. Expiration of Employment Term or Dissolution. In the event (A) Executive elects not to extend the Employment Term pursuant to Section 1 of this Agreement or (B) of a Dissolution with a Negative Return, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 6, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the earlier of the effective date of Dissolution or the day immediately preceding the next scheduled Extension Date, and Executive shall be entitled to receive the Accrued Rights. Following such termination of Executive’s employment hereunder, Executive shall have no further rights to any compensation or any other benefits under this Agreement. In the event (A) that the Company elects not to extend the Employment Term pursuant to Section 1 of this Agreement or (B) of a Dissolution with a Positive Return, Executive shall be treated as terminated without Cause effective as of (as applicable) the close of business on the day immediately preceding the next scheduled Extension Date or the effective date of the Dissolution, and shall be entitled to receive the amounts and benefits specified in Section 6(c)(iii). For purposes hereof, “Positive Return” means the Sponsor shall have received aggregate cash proceeds and the fair market value of property in respect of its Class A-1 Interests in the Company equal to more than 100% of its aggregate Capital Contributions (as defined in the LP Agreement) in respect of such Class A-1 Interests, and “Negative Return” means that the Sponsor shall have received aggregate cash proceeds and the fair market value of property in respect of its Class A-1 Interests in the Company of equal to or less than 100% of its aggregate Capital Contributions (as defined in the LP Agreement) in respect of such Class A-1 Interests. Capitalized terms in the immediately-preceding sentence shall have the same meaning as specified in the Management Interest Subscription Agreement between Executive and the Company.

e. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10(i) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

f. Resignation from Other Positions. Upon termination of Executive’s employment from the Company for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the board of directors (and any committees thereof) of any of the Company’s affiliates and any positions held at the General Partner.

7. Restrictive Covenants.

a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(1) During the Employment Term and, for a period of twelve months following the date Executive ceases to be employed by the Company due to Termination with Cause (or such shorter time as provided in Section 7(b)) (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

(i)	with whom Executive had significant and material personal contact or dealings on behalf of the Company during the one-year period preceding Executive’s termination of employment; or

(ii)	for whom Executive had significant and material direct or indirect responsibility during the one year immediately preceding Executive’s termination of employment.

(2) During the Restricted Period, Executive will not directly or indirectly:

(i)	engage in any business involved, either directly or indirectly, in (x) the acquisition of companies primarily engaged in the U.S. and Canadian aggregates and related downstream product sectors (including, but not limited to, asphalt, paving, cement, concrete and concrete products) (any such company, a “Business”) or (y) the operation of any Business (any such business as described in subclauses (x) or (y), a “Competitive Business”);

(ii)	enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(iii)	acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv)	interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates, customers, clients, suppliers, partners, members, investors or acquisition targets.

(3) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling Person of, or a member of a group which controls, such Person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(4) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i)	solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

(ii)	hire any such employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

(5) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

(6) Executive and the Company will not, other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon the other (or in the case of the Company, its affiliates), or that is or reasonably would be expected to be damaging to the reputation of the other (or in the case of the Company, its affiliates).

(b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c) Notwithstanding any provision of this Agreement to the contrary, in the event of any Dissolution, whether with a Positive Return or Negative Return, this Section 7 shall not apply.

8. Confidentiality; Intellectual Property.

a. Confidentiality.

(i) Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information —

including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board, except as specifically necessary during the term of the Executive’s employment in order to perform the duties of his or her position and in the best interests of the Company.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 7 and 8 of this Agreement provided they agree to maintain the confidentiality of such terms.

(iv) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and reasonably cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

b. Intellectual Property.

(i) If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(ii) Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(iii) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works.

(iv) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(v) The provisions of Sections 7, 8 and 9 shall survive the termination of Executive’s employment for any reason.

9. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 7 or Section 8 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement, as allowed by law, and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

10. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof that would direct the application of the laws of any other jurisdiction.

b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company, and supersedes any prior agreements or understandings between the parties relating to the subject matter of this Agreement (except that matters relating to the Company’s grant of equity awards to Executive and Executive’s investment in the equity of the Company shall be governed by the separate agreements relating thereto). There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a Person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor Person or entity.

f. No Mitigation. Executive shall not be obligated to mitigate the amount of severance payments payable hereunder by seeking other employment, or otherwise, nor shall the amounts payable to Executive hereunder be reduced by compensation earned by Executive by any subsequent employer.

g. Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder or pursuant to any other agreement with the Company as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that is reasonably expected not to cause such an accelerated or additional tax. For purposes of

Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code, and references herein to Executive’s “termination of employment” shall refer to Executive’s separation from service with the Company Group within the meaning of Section 409A. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 10(g); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto.

h. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

i. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Summit Materials Holdings L.P.

1550 Wynkoop Street, Suite 300

Denver, CO 80202

Attention: Office of General Counsel/Chief Legal Officer

with a copy (which shall not constitute notice) to:

Silverhawk Capital Partners

4725 Piedmont Row Drive, Suite 420

Charlotte, NC 28210

Attention: Ted Gardner

with a copy (which shall not constitute notice) to:

The Blackstone Group L.P.

345 Park Avenue

New York, New York 10154

Attention: Neil Simpkins

Fax: 212-583-5712

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

j. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

k. Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates.

l. Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment with the Company and its affiliates. This provision shall survive any termination of this Agreement.

m. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

n. No Recourse. Notwithstanding anything to the contrary herein, Executive agrees and acknowledges that with respect to any payment, benefit or any other obligation or right under this Agreement, Executive shall have no recourse against The Blackstone Group L.P., Silverhawk Capital Partners or any of their respective affiliates (other than the Company).

o. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SUMMIT MATERIALS HOLDINGS L.P.		KEVIN GILL

By:	/s/ Thomas Hill	/s/ Kevin Gill
Name:	Thomas Hill
Title:	Authorized Person

Exhibit A

Relocation Package

Executive’s relocation package shall consist of the following. All reimbursements or direct payments described herein shall be payable no later than March 15, 2014.

•

The Company will provide Executive temporary housing in Denver (for a period expected to be 3-4 months to give Executive a place to live while he seeks permanent housing). This housing will be taxable income to Executive, and the Company will “gross up” the federal, state and local income and Social Security/Medicare taxes Executive incurs with respect thereto, using Executive’s actual marginal tax rates.

•

The Company will reimburse Executive for all closing costs associated with the sale of his home in North Carolina, including realtor sales commission, attorney fees, document preparation and transfer taxes. This reimbursement will be grossed up for tax purposes on the same basis as the temporary housing provision.

•

Executive will be reimbursed for any loss incurred (i.e., any negative difference between the sales price (net of any sales commission) and the purchase price for the house) on the sale of his primary residence in North Carolina. This reimbursement will be grossed up for tax purposes on the same basis as the temporary housing provision.

•	The Company will reimburse or directly pay the reasonable expenses of packing, shipping and unpacking (as well as full replacement insurance) of moving Executive’s household goods to Colorado.

•

Executive will be reimbursed for his reasonable expenses of the physical move of his family (including lodging, mileage and meals) from North Carolina to Colorado. Executive must provide the Company proper documentation of these expenses promptly following when they are incurred.

•	The Executive will be entitled to ship one vehicle, with associated vehicle shipment insurance, to Colorado at the Company’s expense.

•	The Executive is entitled up to 90 days of Company-paid storage for his household goods.

•	The Company will reimburse the reasonable costs of up to three househunting trips in Colorado.

•	Executive is entitled to twice-monthly flights to North Carolina to visit his family until such time as his family relocates to Colorado.